Business Partner Severance Policy
June 5, 2017

Policy Information

Document Title:	Business Partner Severance Policy
Content Owner:	Director of Human Resources and Inclusion (HRI)
Certification of Compliance Contact:	N/A
Policy Category:	Management Policy
FHLBank-Level Approver:	President and Chief Executive Officer (CEO)
Board-Level Approver:	N/A
Review Frequency:	Every Two Years
Initial Effective Date:	6/19/2015
Last CEO Approval Date:	06/05/2017
Next Review Date:	06/2019

Introduction

This Management Policy establishes the process for providing severance benefits to eligible employees (referred to as business partners).

Purpose

The purpose of this Policy is to define the severance process to ensure effective and consistent support for business partners terminating employment with FHLBank.

Scope

This Policy provides the process and framework for providing severance benefits.

General Guidelines

1.	Eligibility.

All business partners of FHLBank, except for Executive Incentive Compensation Plan Participants) are eligible for Severance Pay if FHLBank terminates the business partner’s employment with or without cause, other than as provided below. The availability or election of early retirement will not be considered in determining whether a business partner is eligible to receive Severance Pay, as defined below.

A business partner is not eligible for Severance Pay if:

a.	The business partner voluntarily terminates employment (including termination as a result of disability or other failure to return from leave or due to death); or

b.	The business partner’s employment is terminated by FHLBank for actions or inactions of the business partner which FHLBank reasonably concludes constitutes misconduct (misconduct being defined as a business partner willfully (1) failing to perform the duties of his or her position or (2) acting against the best interest of FHLBank (in the reasonable opinion of FHLBank), including, but not limited to, violation of FHLBank policies, insubordination, dishonesty, breach of trust, disclosure of confidential or proprietary information, violation of law or commission of an act of moral turpitude, failure to perform the function of his or her job or to demonstrate adequate efforts to successfully complete a performance plan, job abandonment, or excessive tardiness or absenteeism).

2.	Amount of Severance Pay.

Provided the other requirements of this Policy are met, and if the business partner timely provides FHLBank an enforceable release waiving claims against FHLBank, on a form provided by FHLBank (a Separation Agreement), the business partner shall be eligible to receive Severance Pay equal to the following amount of the business partner’s final base salary as indicated for the business partner’s title (titles not specifically listed shall be paid the amount as the next lower ranking title specifically listed):

Senior Vice Presidents & First Vice Presidents	6 Months

All Other Officer Positions	3 Months

Non-Officer Positions with minimum of five years of service	2 Months

Non-Officer Positions with less than five years of service	1 Month

Severance Pay includes the following:

A.	Salary Continuation:

For a period of months defined above, the business partner will continue to receive his or her regular salary, equal to the base salary received as of the separation date. These payments will be made in accordance with FHLBank’s current payroll cycle and subject to all appropriate withholding and taxation. These payments will be subject to the business partner’s continued adherence to the terms and provisions of the Separation Agreement and may be subject to reduction due to any payments the business partner may owe to FHLBank.

B.	Incentive:

Any incentives to be paid to business partners shall be paid in accordance with the Non-NEO Executive Incentive Compensation Plan or the Short Term Incentive Plan, as applicable.

C.	Benefit Continuation:

For a period of months defined above, the business partner may elect to participate in FHLBank’s eligible benefit plans and pay solely the premium as though an active business partner (note that this premium is subject to possible increase in FHLBank’s sole discretion). These payments will be deducted from the business partner’s severance benefit payments. FHLBank will pay the remainder of the COBRA coverage costs. A business partner will not receive any additional service credit pursuant to the defined benefit plan or the Benefit Equalization Plan as a result of salary or benefit continuation.

3.	Policy Administration.

The HRI department is responsible for administering this Policy and decisions regarding eligibility and Severance Pay shall be in the sole discretion of the Director of HRI. This Policy does not give any business partner, or any person whosoever, the right to be retained in the service of FHLBank, and all business partners shall remain subject to discharge to the same extent as if this Policy had never been adopted. This Policy may be changed or ended at any time, with or without prior notice and for any reason at FHLBank’s sole and absolute discretion.

Exceptions/Violations

Exceptions to this Policy may be approved in writing by the President and CEO.

Policy Review

This Policy shall be reviewed every two years and revised as needed by the Director of HRI. Following such review, the Policy shall be submitted for review by the Executive Team and approval by the President and CEO.